Exhibit 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-49452 of Optical Communication Products, Inc. on Form S-8 of our report dated November 4, 2002, appearing in this Annual Report on Form 10-K of Optical Communication Products, Inc. for the year ended September 30, 2002.

/s/    DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Los Angeles, California
December 23, 2002